Exhibit (a)(28)

TRUSTEE AUTHORIZATION TO ESTABLISH

ADDITIONAL SERIES OF SHARES

OF THE TIAA-CREF FUNDS

In accordance with Section 4.9.2 of the Declaration of Trust of the TIAA-CREF Funds (the “Trust”), dated April 15, 1999, as amended, and the approval of the Trust’s Board of Trustees at its May 14, 2020 meeting, the undersigned Trustees of the Trust hereby establish the following two additional separate and distinct series of shares of the Trust:

TIAA-CREF Lifecycle 2065 Fund

TIAA-CREF Lifecycle Index 2065 Fund

Furthermore, each new series shall be authorized to issue shares in the following four different share class designations: Institutional Class, Retirement Class, Premier Class and Advisor Class.

IN WITNESS WHEREOF, the Trustees of the Trust have executed this instrument the 14th day of May, 2020.

/s/ Forrest Berkley	/s/ Howell E. Jackson
Forrest Berkley	Howell E. Jackson

/s/ Joseph A. Boateng	/s/ Thomas J. Kenny
Joseph A. Boateng	Thomas J. Kenny

/s/ Janice C. Eberly	/s/ James M. Poterba
Janice C. Eberly	James M. Poterba

/s/ Nancy A. Eckl	/s/ Maceo K. Sloan
Nancy A. Eckl	Maceo K. Sloan

/s/ Michael A. Forrester	/s/ Laura T. Starks
Michael A. Forrester	Laura T. Starks